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                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES

1.       Roadway Express International, Inc., a Delaware corporation
2.       Roadway S.A. de C.V., a Mexican corporation
3.       Roadway Express, B.V., a Netherlands corporation
4.       Rexsis, Inc., an Ohio corporation
5.       Transcontinental Lease S.A. de C.V., a Mexican corporation
6.       Reimer Express Lines (REL) Ltd., a Canadian corporation


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